                                                                      EXHIBIT 12



                    STATEMENT REGARDING COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES


                                                                                        6 mo
                                 1996       1997       1998       1999       2000      3/31/01
                               --------   --------   --------   --------   --------   --------
Fixed Charges:
 Interest expense ..........     22,498     24,999     33,772     40,073     48,684     24,392
 Deferred financing ........        172        152        151        224        533        249
 1/3 Rental expense ........        578      1,076      1,343      2,235      3,145      1,589
                               --------   --------   --------   --------   --------   --------
                                 23,248     26,227     35,266     42,532     52,362     26,230
Earnings:
 Pre tax income from
  continuing operations ....     49,085     73,996     86,836    127,392    144,325     87,295
Add: Fixed charges .........     23,248     26,227     35,266     42,532     52,362     26,230
Earnings ...................     72,333    100,223    122,102    169,924    196,687    113,525

Ratio of Earnings
 to Fixed Charges ..........        3.1        3.8        3.5        4.0        3.8        4.3
                               ========   ========   ========   ========   ========   ========



Rental Expense .............      1,734      3,229      4,028      6,704      9,434      4,768
                               ========   ========   ========   ========   ========   ========